Exhibit 10.11

Malemark, Inc.,
 d/b/a To Be Determined records
5525 Erindale Dr.
Suite 200
Colorado Springs, CO 80918

Date: December 1, 2010

Tim Rushlow
617 Sugar Tree Lane
Franklin, Tennessee 37064

Re: Malemark, Inc., d/b/a To Be Determined Records ( "TBD Records," "Us" or "We") -w- Tim Rushlow ("Rushlow," "Artist" or "You")

Dear Tim:

    We hereby wish to secure Your exclusive services during the period commencing on the date hereof and ending twelve (12) months thereafter (such period is referred to hereinafter as the "Recording Term") to record for us Master Recordings (hereinafter referred to individually as a "Master" and collectively as the "Masters") embodying your performances. The number of Master Recordings to be produced shall be mutually determined by Yourself and Us, but shall be no fewer than five (5) Master Recordings and You hereby agree to record the Master Recordings in accordance with the following provisions:

    1.     You shall record the Masters, as We shall mutually agree, and deliver each of them to Us immediately upon completion.

    2.     The individual producer of each of the Masters, if any, and the selections to be recorded, and the recording studio(s) at which the Masters are to be recorded must be approved by Us prior to the commencement of recording of each of the Masters. You shall engage the individual producer and all musicians, recording studios, or other personnel of facilities for the recording sessions for the Masters. Notwithstanding the preceding sentence, we acknowledge and approve that You have engaged and secured the services of Ian Eskelin, dated September 29, 2010, to record the five (5) Masters to be recorded hereunder (the "Eskelin Agreement") and that the recording of the five Masters shall be recorded in conformity with the Eskelin Agreement and that our sole responsibility shall be to advance and furnish You the Recording Fund under the Eskelin Agreement which shall equal and not exceed the Recording Budget hereunder as defined herein..

    3.     We shall pay for the recording costs (as the term "recording costs" is defined below) for the Masters in an amount to be determined by Us for each Master (each such group of costs shall be referred to as the applicable "Recording Budget"). We acknowledge and approve

Mr. Tim Rushlow
December 1, 2010

the Thirty Thousand Dollar ($30,000.00) recording fund, contained in the Eskelin Agreement (the "Recording Fund") and that We shall advance to You the Thirty Thousand ($30,000,00) Dollar Recording Fund, which will be the Recording Budget for the five (5) Masters to be recorded hereunder, which shall be paid to you as follows: (a) Fifty percent (50%), or Fifteen Thousand Dollars ($15,00.00) upon full execution of this Letter Agreement; (b) Twenty-five percent (25%) or Seven Thousand Five Hundred Dollars ($7,500.00) upon written notice from You that the recording of Your featured vocals have commenced; and (c) Twenty-five percent (25%) or Seven Thousand Five Hundred Dollars ($7,500.00) upon the satisfactory delivery to Us of the five (5) Masters. You shall deliver, or shall cause the individual producer to deliver, copies of substantiating invoices, receipts, Form B's, vouchers and similar satisfactory documentary evidence of such recording costs within twenty-four (24) hours after each recording session for the Masters so that We can timely make all required union payments, if any, and if You fail to do so, our obligation to pay further recording costs will be suspended until You deliver such documents to Us. If We incur late-payments penalties by reason of Your failure to deliver any such documents, You shall be solely responsible and You will reimburse us for such penalties upon demand and, without limiting our other rights and remedies, We may deduct such penalties from the Recording Fund or from any monies payable to You under any other agreement which You and We may enter into. You will be solely responsible for any payment of recording costs for the Masters in excess of the applicable Recording Budget, and will hold Us harmless in respect thereof.

    4.     You shall deliver to Us a Wave file or other current master and all multi-track master tapes for each Master. All original session tapes and any derivatives or reproductions thereof shall also be delivered to Us or maintained at a recording studio or other location designated or approved by Us, in our name and subject to our control.

    5.     (a)     All Masters, and Your performances embodied thereon, including, without limitation, the worldwide copyright embodied therein and any extensions and renewals of copyright throughout the world, are and shall be entirely Our property, in perpetuity, throughout the universe during and upon their creation. You agree that, upon our request, You and all other persons rendering services in connection with the Masters will execute and deliver to Us a written assignment (in a form satisfactory to Us) of all sound recording copyrights (including renewal and extension rights) which You or such persons may have.

             (b)     We shall have all of the exclusive rights of a copyright owner in the Masters including, without limitation, the right to reproduce in copies and embody the Masters in phonograph records, including promotional compact discs and compilations.

             (c)     Notwithstanding anything to the contrary contained in this agreement, and expressly excluding TBD Records' right as provided herein to the include the Masters, or any of them in a Promo CD or compilation as described above, We shall not commercially exploit the Masters without Your prior written consent, such consent not to be unreasonably withheld or delayed.

    6.  (a)     We shall notify You within sixty (60) days following the expiration of this agreement whether We desire to enter into a recording contract with You for your recording services, and neither You nor any third party shall offer your recording services to any person,

Mr. Tim Rushlow
December 1, 2010

firm, corporation or entity other than Us or play the Masters for any person, firm, corporation or entity other than Us during the Recording Term or during such sixty (60) day period,

             (b)     If We notify You within said sixty (60) day period that We desire to enter into a recording contract with You, then You and We shall promptly begin good faith negotiations regarding the material terms and provisions of such recording contract, and during such negotiations neither You nor any third party shall offer your recording services to any person other than Us. If You and We are unable to agree on the material terms of a recording contract after such good faith negotiations, then You shall have the right to offer your recording services to third parties and to enter into a recording contract ("Third Party Recording Contract") with any such third party ("Third Party Recording Company"), but only if the terms and provisions of the Third Party Recording Contract are more favorable to You than the terms offered to You by Us. If the terms and provisions of the Third Party Recording Contract are more favorable than the terms offered by TBD Records, You shall promptly furnish us with a copy of any such Third Party Recording Company proposal and We shall have the right to "match" such Third Party Recording Company's more favorable terms and provisions (the "Matching Right") within ten (10) business days of our receipt from You of a copy of such more favorable Third Party Recording Company proposal. In the event that TBD Records agrees to exercise its Matching Right as contained herein and match the more favorable terms and provisions of the Third Party Recording Company proposal in order to engage You as TBD Records' exclusive recording artist, You shall promptly enter into an exclusive recording agreement with TBD Records on such more favorable terms. Notwithstanding the foregoing, in no event shall either You or any third party have the right to offer your recording services to any person, firm, corporation or entity other than Us or to play the Masters for any person, firm, corporation or entity other than Us prior to sixty (60) days after the commencement of negotiations regarding the terms of a recording contract between You and Us.

             (c)     If We should fail to notify You within the sixty (60) day period referred to in paragraph 6(a) above that We desire to enter into a recording contract with You (or if We notify You that We do not desire to enter into such an agreement with You), then You shall have the right to offer Your recording services to third parties for the purpose of entering into a Third Party Recording Contract and (subject to paragraph 8 below) to use the Masters for the purpose of attempting to induce any Third Party Record Company to enter into a Third Party Recording Contract, subject to the following which We shall be entitled to receive as part of the consideration for Our entering into this Letter Agreement with You in the event that you consummate and finalize the Third Party Record Contract:

(i)
Upon Your execution of the Third Party Recording Contract, We shall be reimbursed promptly for all monies advanced You in connection with the five (5) Masters recorded hereunder, including, without limitation, the Recording Budget referenced in paragraph 3 above;

(ii)
We shall be paid a royalty of (A) 2% of the suggested retail list price (or, if applicable, 4% of the "wholesale base price") on all records embodying master recordings contained on Your First Album ("Album Masters") under the Third Party Recording Contract (including any singles or other records derived therefrom) and (B) 1% of the suggested retail list price (or, if applicable, 2% of the "wholesale base price") on all records embodying the Album Masters comprising the Second album featuring Your performances released after the First Album under the Third Party Recording Contract;

Mr. Tim Rushlow
December 1, 2010

(iii)
Such royalties payable to Us pursuant to paragraph 6(c) (ii) above shall in all respects be calculated, reduced and paid in the same maner as Your royalty is calculated, reduced and paid under the applicable Third Party Recording Contract;

(iv)
In connection with any exploitation of the Album Masters for which you receive a percentage of the Record Company's receipts under the Third Party Recording Contract, then, in lieu of the royalty provided for in subparagraph 6(c)(ii) above, We shall receive an amount equal to a fraction of the aggregate amount earned by you under the Third Party Recording Contract as a result of such exploitation, the numerator of which fraction is Our royalty rate under subparagraph 6(c)(ii) above (i.e., 1% or 2%, as applicable), and the denominator of which fraction is the aggregate "all in" basic U.S. royalty rate payable to You by the Record Company under the Third Party Recording Contract for sales of the Album through normal retail distribution channels. We shall receive a similarly calculated royalty with respect to any exploitation of the Album Masters embodied on the Second Album;

(v)
Further, each such royalty shall be payable, retroactive to the first record sold, once all recording costs of the First Album (or the Second Album, as applicable) have been recouped at Your "artist's net rate" under the applicable Third party Recording Contract; and

(vi)
You shall use your best efforts to cause the Record Company to directly account to Us for each such royalty, on a semiannual basis, and provide us with direct audit rights of the applicable Record Company with respect to each such royalty. In the event you are unable to do so, You shall send statements to Us as to royalties payable to Us hereunder within fifteen (15) days after your receipt of accounting statements from the applicable Record Company under the Third Party Recording Contract. Such statements shall be accompanied by payment in full of all accrued royalties which we have earned during the preceding accounting period. You also agree to furnish us with a copy of any statement you receive pursuant to the applicable Third Party Recording Contract simultaneously with such accountings.

Mr. Tim Rushlow
December 1, 2010

    7.      If You and We enter into a recording contract, We shall have the right to recoup any and all sums paid by us pursuant to paragraph 3 hereof (and any other costs incurred by us in connection with the Masters) from any and all monies payable to You thereunder.

    8.      You represent, warrant and agree that:

 (a) You are free to enter into and perform this agreement and You are and will be free to enter and perform a recording contract in respect of your recoding services if You and We enter into same.

 (b) Each Master shall be free of all liens and encumbrances, and there will be no claims, demands or actions pending or threatened with respect thereto.

 (c) Other than as specifically set forth in this agreement, TBD Records shall not be liable for any costs, fees, advances or other charges for or in connection with the recording of the Masters. Without limiting the foregoing, except for the payment provided in paragraph 3 hereof, You shall be solely responsible for and shall pay to any and all persons participating in the production of the Masters, and to any third parties, any and all compensation that may be payable to them by reason of the production of the Masters hereunder. Notwithstanding the foregoing, if We elect to pay any costs in connection with the Masters that are over and above the mutually agreed Recording Budget described in paragraph 3 above, which We are under no obligation to do, then You shall promptly pay Us all such costs in excess of the mutually agreed Recording Budget, or, at our election, We may recoup subject to the provisions of paragraphs 6 and 7 hereof.

 (d) You are, and shall remain a member in good standing of any appropriate union(s), if any, with which We may at any time have an agreement lawfully requiring such union membership.

 (e) The Masters shall be produced under and in conformity with all union agreements, if any, to which the Masters may at any time be or become subject. All musicians and other persons rending services in the production of Masters will be paid the sums, if any, required to be paid to them under appropriate union agreements.

    9.      You agree to indemnify and hold Us harmless against any liability, damage, cost or expense (including reasonable attorney's fees) occasioned by or arising out of any claim, demand or action inconsistent with any agreement, representation, grant or warranty made or assumed by You hereunder. You agree to pay Us on demand any amounts for which You may be responsible under the foregoing indemnity. You, at our request, will cooperate fully with Us in any controversy that may arise with third parties or litigation that may be brought by third parties concerning this agreement or any of our rights hereunder.

    10.    Definitions: (a) "person" means a person, firm or corporation; (b) "Masters" means a fully-mixed, edited and equalized Wave file or other current master of original studio (as opposed to "live") recording, theretofore unreleased, which embodies a performance, featuring only You and which has been recorded by You in a recording studio; (c) "selection" or

Mr. Tim Rushlow
December 1, 2010

"composition" means a single musical composition, including a medley, and all components thereof (musical or otherwise), irrespective of length; (d) "recording costs" shall refer to all direct costs incurred in the production of Masters, including, without limitation, the sums paid to the individual producer(s), musicians, vocalists, conductors, arrangers, orchestraters, copyist, and for rental and cartage of instruments, music, and equipment; transportation costs, hotel and living expenses in connection with the preparation for the attendance of artist, the individual producer, musicians and other essential personnel at recording sessions; payments to a union or guild trustee or fund based on services at recording session; studio or rehearsal hall rental; payments to sound engineers, and for tape, editing, mixing and other similar functions; and all other costs and expenses incurred hereunder, which are now or hereafter recognized as recording costs in the phonograph record industry.

    11.     Nothing contained herein shall constitute a partnership between or a joint venture by the parties hereto, or constitute either party the agent or employee of the other. This agreement cannot be modified except by an instrument in writing executed by both parties hereto. This agreement shall be governed by the laws of the State of Tennessee applicable to contracts made and to be wholly performed in the State of Tennessee.

If the foregoing accurately reflects Your understanding of our agreement with respect to the subject matter contained herein, please so indicate by Your signature in the designated space below.

Sincerely,

Malemark, Inc. d/b/a TBD RECORDS

By:	/s/ Herman C. DeBoard

Its:	CEO

AGREED AND ACCEPTED:

/s/ Tim Rushlow
Tim Rushlow
Social Security # XX-XX-XXXX